SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    November 6, 2001

LINCOLN NATIONAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Indiana

(State or Other Jurisdiction of Incorporation)

1-6028	35-1140070

(Commission File Number)	(IRS Employer Identification No.)

215-448-1400

(Registrant’s Telephone Number, Including Area Code)

1500 Market Street, Suite 3900, Centre Square West Tower, Philadelphia, PA 19102-2112

(Address of Principal Executive Offices)

ITEM 5 OTHER EVENTS
ITEM 7 FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
Pro Forma Condensed Consolidated Financial Info.

Item 5 Other Events

On July 29, 2001, Lincoln National Corporation (“LNC”) and Swiss Re announced that Swiss Re will acquire LNC’s reinsurance operation for $2.0 billion. In addition, LNC will retain approximately $500 million of capital supporting the reinsurance operation. The transaction structure involves a series of indemnity reinsurance transactions combined with the sale of certain stock companies that comprise LNC’s reinsurance operation. Under the indemnity reinsurance agreements, Swiss Re will reinsure certain liabilities and obligations of LNC. Because LNC is not relieved of its legal liability to the ceding companies, the liabilities and obligations associated with the reinsured contracts will remain on the balance sheet of LNC with a corresponding reinsurance recoverable from Swiss Re.

As the gain on the transaction relates to the indemnity reinsurance agreements, the estimated gain of approximately $800 million ($1.3 billion pre-tax) will be recorded as a deferred gain on LNC’s balance sheet at the time of closing in accordance with the requirements of Statement of Financial Accounting Standard No. 113. The deferred gain will be amortized into earnings at the rate that earnings on the reinsured business are expected to emerge, over seven to 15 years on a declining basis. Closing is anticipated to be late in the fourth quarter of 2001 and is subject to regulatory approvals. LNC expects to invest the proceeds from the transaction to expand its other businesses and to repurchase LNC securities. As of October 26, 2001, LNC may repurchase up to $684 million of LNC securities which is the combined amount available for repurchase under two repurchase authorizations approved by the Board of Directors in November 2000 and July 2001.

Once the transaction closes, LNC’s future indemnification to Swiss Re on the underlying reinsurance business will be limited to the reinsurance personal accident business. LNC’s exposure is capped at $100 million ($65 million after-tax) for payments under the personal accident programs in excess of $148 million, which represents the personal accident liabilities, net of the assets for reinsurance recoverable at December 31, 2000. Payments in excess of the net liabilities, up to $200 million, will be shared on a 50/50 basis between LNC and Swiss Re. LNC will have no continuing indemnification risk to Swiss Re on other reinsurance lines of business including disability income, HMO excess-of-loss, group carrier medical and property and casualty reinsurance lines.

Item 7 Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Document

(99)	Additional Exhibits
99.1	Pro Forma Condensed Consolidated Financial Information (Unaudited)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lincoln National Corporation (Registrant)

Date	November 6, 2001	By	/s/ Richard C. Vaughan Executive Vice President and Chief Financial Officer

		By	/s/ Casey J. Trumble Senior Vice President and Chief Accounting Officer

8K-2